Exhibit (c)(18)

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Project Canine

Confidential Discussion Materials for the

Special Committee of the Board of Directors of Collie

June 20, 2013

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Disclaimer

This presentation has been prepared by Centerview Partners LLC ( “Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Collie (the “Company”) and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) in connection with its evaluation of the proposed transaction and the Company’s strategic alternatives and for no other purpose. The information contained herein is based upon information supplied by the Company and publicly-available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning solvency or fair value of the Company, its assets or any other entity. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at your direction we have relied upon such forecasts, as provided by the Company’s management, with respect to the Company and Shepherd. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Center view has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview is intended solely for the benefit and use of the Special Committee and the Audit Committee (in their capacity as such) in their consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. This presentation is not a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

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Situation Update

Key Developments Subsequent to June 12, 2013 Special Committee Meeting

On June 12, 2013, the Collie Board recommended that shareholders accept and tender into Dalmatian’s cash tender offer at $4.40 per share

– Recommended shareholders vote against Shepherd merger agreement (at $3.40 per share)

– Adjourned shareholder meeting (scheduled for June 13, 2013) to June 24, 2013

On June 13, 2012, ISS revised its prior position and recommended that Collie shareholders vote against the Shepherd merger

Shepherd filed a complaint in Delaware Court on June 17, 2013 seeking, among other things, to enjoin the Dalmatian tender offer and enjoin Collie from executing and delivering the Dalmatian Investor Rights Agreement and Notes Purchase Agreement

On June 18, 2013, Dalmatian announced that it would not submit a revised offer to Shepherd prior to the deadline imposed by the Shepherd Special Committee

– Dalmatian indicated it would focus its “efforts and resources on completing the Collie tender offer”

On June 19, 2013, Shepherd submitted a revised proposal to acquire the outstanding shares of Collie it does not already own for $5.00 per share (the “Revised Proposal”)

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Overview of Revised Shepherd Proposal – *Subject to Change*

Consideration	▪ $5.00/share in cash for 100% of equity interests it does not already own
Voting Agreement	▪ Collie will enter into voting and sale agreements with Mt. Kellett, Highside Capital, Glenview Capital and Chesapeake – Will require counterparties to sell shares to Shepherd at $5.00/share even if Shepherd merger does not close
Reversal of Recommendation	▪ Collie will immediately terminate discussions with Dalmatian, require return of confidential information from Dalmatian, and change recommendation in favor of revised Shepherd agreement
Timing of Shareholder Vote	▪ Collie will adjourn shareholder meeting to a mutually acceptable later date ▪ Collie required to further adjourn meeting if it does not have sufficient votes to approve the merger
Dalmatian Governance Rights	▪ Collie will not enter into the Dalmatian Investor Rights Agreement or any similar arrangements
Board Appointments	▪ If revised Shepherd agreement is terminated, Collie will hold an annual meeting at which seven new board designees of Sprint will be candidates for reelection
Standstill Release	▪ Collie to release Shepherd from standstill provisions of Equityholders' Agreement
Termination Fee	▪ Collie to pay Shepherd a termination fee of 3% of the minority equity value if there is another change of recommendation or failure to reject a new competing proposal within a specified time period and Shepherd terminates merger

CENTERVIEW PARTNERS 3

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Overview of Proposals

Key Financial Statistics

	Shepherd / St. Bernard	Day Prior to Prelim. Proposal	"Leak"	Current	Shepherd Merger Agreement	Amended Merger Agreement	Dalmatian Tender	Shepherd Revised Proposal
Price	$1.30	$2.12	$2.40	$4.70	$2.97	$3.40	$4.40	$5.00
Date	10/10/12	11/20/12	12/10/12	6/19/13				
Aggregate Equity Value[1]	$1,955	$3,528	$3,994	$7,827	$4,943	$5,660	$7,327	$8,327
Aggregate Enterprise Value[1][2]	7,901	9,234	9,700	13,533	10,649	11,366	13,033	14,033
EV / MHz-pop[3]	**$0.168**	**$0.196**	**$0.206**	**$0.288**	**$0.227**	**$0.242**	**$0.277**	**$0.299**
Transaction Highlights								
Increase vs. Preliminary Proposal					$283 / 14.2%	$613 / 30.8%	$1,381 / 69.2%	$1,841 / 92.3%
Increase vs. Merger Agreement					N/A	$330 / 14.5%	$1,098 / 48.1%	$1,558 / 68.4%
Increase vs. Revised Shepherd Proposal					N/A	N/A	$768 / 29.4%	$1,228 / 47.1%
Value of Non-Shepherd Equity					2,273	2,603	3,371	3,832
Premia[4]								
vs. Spot Prices								
Current ($4.70)					(36.8%)	(27.7%)	(6.4%)	6.4%
52-Wk. High ($2.69)					10.4%	26.4%	63.6%	85.9%
1-Day Prior to "Leak" ($2.40)					23.8%	41.7%	83.3%	108.3%
1-Day Prior to Preliminary Proposal ($2.12)					40.1%	60.4%	107.5%	135.8%
1-Day Prior to Shepherd Acknolwedgement of St. Bernard Discussions ($1.30)					128.5%	161.5%	238.5%	284.6%
52-Wk. Low ($0.90)					230.0%	277.8%	388.9%	455.6%
vs. Trading Averages								
4-Weeks ($2.27)					30.8%	49.7%	93.8%	120.2%
3-Mos. ($1.93)					54.1%	76.4%	128.3%	159.5%
6-Mos. ($1.63)					82.7%	109.1%	170.7%	207.6%

Source: Collie management, Company filings and FactSet, as of June 19, 2013.
Note: U.S. dollars in millions, except per MHz-pop and per share amounts. Date ranges reflect calendar ranges.
(1) Based on fully-diluted shares outstanding. Assumes conversion of $240 million of Shepherd interim financing if Collie share price is greater than $1.50 / share.
(2) Based on projected June 30, 2013 net debt balance, including $1.8bn NPV of spectrum leases. Assumes conversion of $240 million of Shepherd interim financing if Collie share price is greater than $1.50 / share.
(3) Based on 47.0bn MHz-pops.
(4) Based on closing prices prior to December 11, 2012 "leak," other than current share price.

CENTERVIEW PARTNERS
4

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Valuation Summary

$5.00

Historical Trading Ranges

Pre-Leak 52-Week Closing Low - 7/25/12

Pre-Leak 52-Week Closing High - 10/15/12 $0.90 $2.69 $4.70 Current 52-Week Closing High - 6/19/13

Pre-Leak

Analyst Price Targets(1) $3.00 $4.40

Precedent Spectrum Acquisitions(2)

$0.176 - $0.255 / MHz-POP $1.55 $3.75

Precedent Cash Transactions

~31% Premium to 1-Day Pre-Shepherd / St. Bernard ($1.30)

~31% Premium to 1-Day Prior to Preliminary Offer ($2.12) $1.70 $2.80 $3.30 ~37% Premium to 12/10/12 Close ($2.40)

Precedent Minority Squeeze-Outs

~30% Premium to 1-Day Pre-Shepherd / St. Bernard ($1.30) $1.70 $2.75 $3.10

~30% Premium to 1-Day Prior to Preliminary Offer ($2.12) ~30% Premium to 12/10/12 Close ($2.40)

DCF - Single-Customer Case(3)

10.0% - 17.5% WACC $0.00 $0.70

1.0% - 3.0% Perpetuity Growth Rate

DCF - Multi-Customer Case

10.0% - 17.5% WACC $3.25 $13.95

1.0% - 3.0% Perpetuity Growth Rate

$0.00 $1.00 $2.00 $3.00 $4.00 $5.00

Note: Figures rounded to nearest $0.05, except historical trading ranges. (1) Excludes high and low price targets.

(2) Based on completed transactions involving MSS, WCS and 2.5GHz spectrum bands. Price/MHz-pop for AT&T acquisition of Nextwave spectrum includes C/D blocks not immediately usable due to requirement for “guard bands.” Excluding guard bands yields implied price of $0.37/MHz-pop.

(3) Negative equity values expressed as $0.00. Does not reflect proceeds from divestiture of excess spectrum.

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Recent Share Price Performance and Trading Volume

Collie Trading Averages

$ / Share Pre-”Leak”(1) Current Collie Change of Shares (mm)

4-Weeks $2.27 $4.19 Recommendation

$5.50 (6/12/13) 500

3-Months 1.93 3.56

6-Months 1.63 3.35

Shepherd Dalmatian Tender

$5.00 Transaction Announ. Offer 450

Revised Shepherd Proposal : $5.00 (12/17/12) (5/28/13)

$4.50 400

Revised Shepherd Offer

$4.00 (5/21/13) 350

Shepherd 13D Dalmatian/Collie Filed Proposal Announ.

(12/13/12) (1/8/13)

$3.50 300

$3.00 250

Shepherd / English

Setter Transaction Shepherd / Collie

(10/18/12) Dalmatian/Shepherd

$2.50 Leak Proposal Announ. 200

(12/11/12) (4/15/13)

$2.00 Shepherd / St. 150 Bernard (10/11/12) Preliminary Shepherd Offer

$1.50 (11/21/12) 100

$1.00 50

$0.50 –Jan-12 Mar-12 May-12 Jul-12 Sep-12 Nov-12 Jan-13 Mar-13 May-13

Source: FactSet, as of June 19, 2013. Note: Trading volume in millions of shares.

(1) Based on closing prices prior to December 11, 2012 “leak.”

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Analyst Price Targets

Pre-”Leak”(1) Current

Price Report Price Report Analyst Rating(2) Target(3) Date Rating(2) Target(3) Date

Zachary Buy $5.00 Oct-12 –Suspended Coverage–BofA Merrill Lynch Buy 4.00 Oct-12 na na Feb-13 JPMorgan Hold 4.00 Dec-12 Hold na May-13 Wells Fargo Buy 3.75 Jul-12 Hold 2.97 May-13 Davidson Buy 3.00 Oct-12 Hold 4.40 May-13 Guggenheim Buy 3.00 Oct-12 Hold 3.00 May-13 JANCO Buy 2.75 Aug-12 Hold 3.40 May-13 Macquarie Hold 2.75 Nov-12 Hold 4.50 May-13 RBC Hold 2.50 Nov-12 –Suspended Coverage–

Jefferies Hold 2.00 Oct-12 Hold 3.15 Apr-13 Evercore Hold 1.75 Oct-12 –Suspended Coverage–UBS Hold 1.75 Oct-12 Hold 3.00 Apr-13

Source: Wall Street research and Bloomberg. Excludes analysts for whom price target is not available. (1) Reflects price targets prior to December 11, 2012 “leak.” (2) Reflects standardized text, as per ThomsonOne.

(3) Reflects near-term price target, as per analyst research.

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Precedent Spectrum Acquisitions

Precedent spectrum valuations are influenced by a number of factors including: situational context (e.g., distressed sale), immediately deployable vs. requiring regulatory approval, strategic value to acquiror, portfolio size, geographic coverage, useable spectrum as a percentage of total portfolio, etc.

	Acquiror	Target	$ / MHz-pop	Date Annc.	Txn Value	Total MHz-pop	Comment
Prelim. Proposals	Dalmatian	Collie	$0.216	NA	$2,460	11,367	▪Preliminary Dalmatian proposal to Collie (Dec-12)
Prelim. Proposals	Verizon	Collie	$0.220 to $0.300	NA	1,045 to 1,425	~4,750	▪Range based on preliminary Verizon proposal to Collie ▪Top 25 markets; leased spectrum
2.5 GHz	Collie	Shepherd Spectrum	$0.255	5/7/08	$7,400(1)	28,989(2)	▪Reflects price for spectrum contributed by Shepherd for stake in Collie
2.5 GHz	Shepherd	English Setter	$0.211	10/18/12	9,897	47,000	▪Based on $2.97/share(3) ▪Assumes Collie Dec-12 capital structure
2.5 GHz	Collie	BellSouth	$0.176	2/15/07	300	1,700	▪Regulatory divestiture in connection with AT&T/BellSouth
WCS	AT&T	NextWave(4)	$0.211	8/2/12	600	2,846(5)	▪Price includes guard bands; ex. yields $0.37 / MHz-pop ▪Subject to FCC approval of AT&T / Sirius plan
MSS	Harbinger (LightSquared)	SkyTerra	$0.247	9/23/09	1,849	7,500	▪Regulatory requirement for significant build-out
MSS	Dalmatian	DBSD	$0.227	2/1/11	1,364(6)	6,000	▪Transactions included satellites ▪Required $114mm payment to Shepherd
MSS	Dalmatian	Terrestar	$0.209	6/14/11	1,382(6)	6,600	▪FCC approval required prior to terrestrial use ▪Distressed sale
AWS	Verizon	SpectrumCo	$0.695	12/2/11	$3,600	5,180	▪Contiguous with holdings / able to immediately deploy ▪Part of larger agreement with Cable Companies
AWS	Verizon	Cox	$0.563	12/16/11	315	560	▪Contiguous with holdings / able to immediately deploy ▪Complementary to SpectrumCo Acquisition
AWS	Various	Nextwave Spectrum	$0.253	7/17/08	150	593(7)	

Reflected in valuation summary (2.5 GHz, WCS and MSS transactions)

Source: Company filings, FCC reports and Wall Street research.
Note: Figures in millions, except $ / MHz-pop.
(1) Reflects total transaction size at headline "target" price of $20 / share (price after post-closing adjustments to be within $17-$23 range).
(2) Reflects Shepherd spectrum to be contributed, as of 4/30/08. Merger agreement specifies a minimum of 27,540 MHz-pop at closing.
(3) English Setter entitled to receive Make Whole Payment if Shepherd acquires Collie shares for greater than $2.97 per share.
(4) Transaction was primarily WCS but also included AWS spectrum.
(5) Includes C/D blocks not immediately usable due to requirement for "guard bands." 1,607 MHz-pop excluding C/D blocks.
(6) Final closing prices as per Q1'12 10-Q.
(7) Divestiture included both 10 and 20 MHz blocks; assumes average of 15 MHz, as per Wall Street research.

CENTERVIEW PARTNERS 8

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Precedent Premiums Paid in Recent Cash Transactions

Selected Cash Transactions with Equity Values between $1.0-$5.0 billion(1)

Revised Shepherd Proposal

285% 276%

211%

167%

136%132% 125% 108% 102%

52% 45% 44% 44% 35% 36% 37% 39% 31% 24% 26% 20%

1-Day 1-Wk 4-Wks 1-Day 1-Wk 4-Wks 1-Day 1-Wk 4-Wks 1-Day 1-Wk 4-Wks 1-Day 1-Wk 4-Wks 1-Day 1-Wk 4-Wks 1-Day 1-Wk 4-Wks

25th Percentile Median Mean 75th Percentile Pre-Leak Prior to Prior to Preliminary St. Bernard-Shepherd Proposal Announcement

Source: Thomson SDC.

(1) Includes 122 cash-only transactions announced since January 1, 2009 with non-financial, non-real estate public U.S. targets.

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Precedent Minority Squeeze-Out Transactions

Selected Cash Transactions Greater than $1.0 billion

Date				Ownership			Txn	Preliminary Offer		Final Offer				
											Premium			Price
Annc.	Closed	Target	Acquiror	% Prior	% Acq.	% PF	Value[1]	Price	Prem.[2]	Price	1-Day	1-Week	4-Week	Increase[3]
6/2/10	8/30/10	Gerdau Ameristeel	Gerdau Steel N. America	66.3%	33.7%	100.0%	$1.6	$11.00	53.4%	$11.00	53.4%	57.1%	56.9%	-
9/4/09	10/28/09	Odyssey Re Holdings	Fairfax Financial Holdings	72.6%	27.4%	100.0%	1.0	60.00	20.0%	65.00	30.0%	29.9%	39.9%	8.3%
8/12/08	11/5/08	UnionBanCal	Bank of Tokyo-MUFJ	65.4%	34.6%	100.0%	3.7	63.00	9.1%	73.50	27.2%	29.5%	104.4%	16.7%
7/21/08	3/26/09	Genentech	Roche Holdings AG	55.7%	44.3%	100.0%	46.8	89.00	8.8%	95.00	16.1%	26.0%	28.1%	6.7%
3/10/08	1/2/09	Nationwide Financial	Nationwide Mutual Insurance	66.3%	33.7%	100.0%	2.5	47.20	26.7%	52.25	40.2%	31.0%	31.0%	10.7%
11/20/06	4/20/07	TD Banknorth	TD Bank Financial Group	57.0%	43.0%	100.0%	3.2	32.33	7.3%	32.33	7.3%	9.1%	8.6%	-
2/6/06	5/16/06	Lafarge North America	Lafarge S.A.	53.2%	46.8%	100.0%	2.9	75.00	17.4%	85.50	33.8%	34.4%	40.5%	14.0%
9/1/05	11/8/05	7-Eleven	Seven & I Holdings	72.7%	27.3%	100.0%	1.3	32.50	14.7%	37.50	32.3%	31.0%	14.1%	15.4%
8/2/04	12/8/04	Cox Communications	Cox Enterprises	62.2%	37.8%	100.0%	8.5	32.00	16.0%	34.75	26.0%	24.6%	25.2%	8.6%
							All Transactions	Min	7.3%		7.3%	9.1%	8.6%	-
								Mean	19.3%		29.6%	30.3%	38.8%	8.9%
								Median	16.0%		30.0%	29.9%	31.0%	8.6%
								Max	53.4%		53.4%	57.1%	104.4%	16.7%
								Transactions with Price Increases				Mean		11.5%
												Median		10.7%

Source: Company filings, Thomson SDC, Bloomberg and Capital IQ.
Note: Date ranges reflect calendar ranges (e.g., 4 weeks days reflects 28 calendar days).
(1) Reflects value of equity acquired. U.S. dollars in billions.
(2) Premium to target's stock price 1-day prior to preliminary announcement.
(3) Initial to final.

CENTERVIEW PARTNERS

10

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Management Plan Overview

Management has provided Centerview with an updated set of financial projections dated May 10, 2013

Consistent with prior approach, management prepared two sets of projections, differing primarily with respect to the Company’s assumed wholesale customer base:

– Single-Customer Case (“SCC”) assumes Shepherd remains Collie’s only wholesale customer

– Multi-Customer Case (“MCC”) assumes substantial non-Shepherd LTE network traffic beginning in late-2014

The primary changes reflected in these projections versus those provided in Fall 2012, include:

– Actual results for Q4 2012 and Q1 2013

– $240 million cash benefit from March, April and May 2013 Shepherd interim financing draws

– Improved retail business projections based on recent trends

– Under MCC, non-Shepherd wholesale revenue assumed to roll-on 6 months later than under prior projections due to continued lack of success in attracting another meaningful customer

– Both plans assume 2k LTE sites on-line by mid-2013, 5k site by year-end 2013 and 8k by year-end 2014

Both the SCC and the MCC continue to contemplate substantial funding gaps (~$3.5bn and ~$2.1bn, respectively) to reach free cash flow positive

Per Collie management, feasibility of achieving MCC is reduced relative to the end of 2012

– Despite a concerted effort over the past several years, Collie has yet to attract another meaningful wholesale customer other than Shepherd

– Given an estimated nine-month lead time to put traffic on-net, the MCC implies one or more very significant new-customer win(s) in the immediate future

Source: Collie management.

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Management Plan Overview

Financial Summary – Updated as of May 10, 2013

SCC

	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	12 -'20 CAGR
Revenue	**$1,253**	**$1,265**	**$1,254**	**$885**	**$1,145**	**$1,611**	**$1,977**	**$2,288**	**$2,576**	**$2,732**	*10.1%*
Adjusted EBITDA[(1)]	**($305)**	**($155)**	**($187)**	**($586)**	**($351)**	**$254**	**$618**	**$1,049**	**$1,355**	**$1,440**	*NM*
% Margin	*-24.3%*	*-12.3%*	*-14.9%*	*-66.2%*	*-30.7%*	*15.8%*	*31.3%*	*45.9%*	*52.6%*	*52.7%*	
Capital Expenditures	(220)	(181)	(371)	(375)	(146)	(161)	(233)	(229)	(295)	(317)	*7.2%*
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	*0.0%*
Free Cash Flow	(1,357)	(605)	(1,066)	(1,478)	(1,248)	(483)	(174)	265	510	591	*NM*
Interim Financing Draw	-	-	240	-	-	-	-	-	-	-	*NM*
Cash Balance / (Deficit)	**$1,108**	**$869**	**$58**	**($1,479)**	**($2,776)**	**($3,293)**	**($3,496)**	**($3,238)**	**($2,735)**	**($2,152)**	

MCC

	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	12 -'20 CAGR
Revenue	**$1,253**	**$1,265**	**$1,254**	**$966**	**$1,875**	**$3,415**	**$4,608**	**$5,666**	**$6,640**	**$7,040**	*23.9%*
Adjusted EBITDA[(1)]	**($305)**	**($155)**	**($187)**	**($505)**	**$378**	**$2,056**	**$3,199**	**$4,316**	**$5,248**	**$5,517**	*NM*
% Margin	*-24.3%*	*-12.3%*	*-14.9%*	*-52.3%*	*20.2%*	*60.2%*	*69.4%*	*76.2%*	*79.0%*	*78.4%*	
Capital Expenditures	(220)	(181)	(371)	(375)	(188)	(341)	(461)	(567)	(664)	(704)	*18.5%*
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	*0.0%*
Free Cash Flow	(1,357)	(605)	(1,066)	(1,399)	(648)	1,008	2,079	2,539	2,399	2,607	*NM*
Interim Financing Draw	-	-	240	-	-	-	-	-	-	-	*NM*
Cash Balance / (Deficit)	**$1,108**	**$869**	**$58**	**($1,400)**	**($2,097)**	**($1,124)**	**$926**	**$3,458**	**$5,850**	**$8,450**	

Indicates Maximum Funding Gap

Source: Financial projections per Collie management.
Note: U.S. dollars in millions.
(1) Adjusted EBITDA excludes non-cash charges per Collie management calculation.

Centerview Partners 12

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Illustrative DCF Value

SCC – Equity Value / Share MCC – Equity Value / Share

Plan requires ~$3.5 billion additional Plan requires ~$2.1 billion additional funding to achieve forecast funding to achieve forecast

Perpetuity Growth Rate Perpetuity Growth Rate

($1.6) 1% 2% 3% $5.7 1% 2% 3% 10.0% ($0.18) $0.20 $0.68 10.0% $10.95 $12.26 $13.94

12.5% (1.21) (1.01) (0.78) 12.5% 7.21 7.88 8.69 WACC 15.0% (1.84) (1.73) (1.60) WACC 15.0% 4.86 5.25 5.70 17.5% (2.25) (2.18) (2.11) 17.5% 3.27 3.51 3.78

SCC – Implied Terminal Value Multiple MCC – Implied Terminal Value Multiple

Perpetuity Growth Rate Perpetuity Growth Rate 4.5x 1% 2% 3% 4.5x 1% 2% 3% 10.0% 5.9x 6.7x 7.7x 10.0% 5.9x 6.7x 7.8x ACC 12.5% 4.6 5.1 5.7 ACC 12.5% 4.6 5.1 5.7 W 15.0% 3.8 4.1 4.5 15.0% 3.8 4.1 4.5

17.5% 3.2 3.5 3.7 17.5% 3.2 3.5 3.7

Source: Financial projections per Collie management. Note: Includes present value of NOLs per management.

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Illustrative WACC Analysis

Illustrative WACC Over Time

Max Debt Yields Prior to St. B. Annc. Pre-Leak Current

(10/11/11) (10/10/12) (12/10/12) (6/19/13)

Cost of Equity 14.3% 14.5% 12.9% 13.4%

Cost of Debt – At Par

Wtd Avg. Cost of Debt (Incl. Leases) – At Par 11.1% 11.1% 11.1% 11.1%

(Less): Taxes @ 38% (4.2%) (4.2%) (4.2%) (4.2%)

After-Tax Cost of Debt – At Par 6.9% 6.9% 6.9% 6.9%

WACC – At Par 9.1% 9.2% 9.6% 11.0%

Cost of Debt – Based on Traded Notes Yield-to-Worst

Weighted Avg. Yield-to-Worst(1) 27.4% 12.5% 9.2%

(Less): Taxes @ 38% (10.4%) (4.8%) (3.5%)

After-Tax Cost of Debt – At Yield-to-Worst 17.0% 7.8% 5.7%

WACC – At Yield-to-Worst 16.2% 9.8% 8.9% -Not Meaningful-

Source: Bloomberg, Ibbotson and Advantage Data.

(1) Based on yield-to-worst of currently outstanding traded notes.